NEWS RELEASE

For Immediate Release

SPECTRUM BRANDS LAUNCHES
EXCHANGE OFFER AND CONSENT SOLICITATION
FOR ITS 8 ½% SENIOR SUBORDINATED NOTES DUE 2013

ATLANTA - March 16, 2007 - Spectrum Brands, Inc. (NYSE: SPC) (the “Company”) today announced that it has commenced its previously announced offer to exchange (the “Exchange Offer”) any and all of the $350 million in aggregate principal amount outstanding of its 8 1/2% Senior Subordinated Notes due October 1, 2013 (the “Existing Notes”) (CUSIP No. 755081AD8) for new senior subordinated notes due October 2, 2013 (the “New Notes”). In conjunction with the Exchange Offer, the Company is also soliciting consents (the “Consent Solicitation”) from the holders of the Existing Notes to effect proposed amendments to the indenture for the Existing Notes that would eliminate substantially all of the restrictive covenants and certain events of default contained therein and a waiver of certain alleged or existing defaults or events of default under the indenture for the Existing Notes. The Exchange Offer will expire at 12:00 A.M. on April 13, 2007 and the Consent Solicitation will expire at 5:00 P.M. on March 29, 2007.

Holders validly tendering and not validly withdrawing Existing Notes will receive $950 in principal amount of New Notes for each $1000 principal amount of Existing Notes validly tendered and accepted for exchange, plus accrued and unpaid interest on such principal amount of Existing Notes up to, but not including, April 1, 2007. Subject to certain conditions, the Company will have the option to pay interest on the New Notes entirely in cash or by increasing the principal amount of the New Notes. The New Notes will bear interest at an initial rate of 11.00%, increasing to 11.25% on April 2, 2007 (or 11.75% if interest is added to the principal amount of the New Notes) and thereafter increasing semi annually based on a specified schedule and other provisions. The New Notes will begin accruing interest from and including April 1, 2007. The New Notes will be redeemable by the Company at scheduled redemption prices, reflecting a specified premium to par beginning immediately and declining to par on October 1, 2010. The Company expects that the indenture for the New Notes will contain similar restrictive covenants and substantially the same events of default as those pertaining to the Existing Notes.

Holders of Existing Notes who deliver their consents to the proposed amendments and waiver prior to the expiration of the Consent Solicitation will also receive $50.00 in principal amount of New Notes per $1000 principal amount of Existing Notes for which consent is validly delivered (and not validly revoked). Holders who tender Existing Notes prior to the expiration of the Consent Solicitation are required to consent to the proposed amendments and waiver.

In connection with the exchange offer, the company has entered into an agreement with certain holders of the Existing Notes who previously delivered a notice of default to the company under which such holders have agreed not to exercise any rights or remedies which may be available to them under the indenture for the Existing Notes in respect of and to waive alleged defaults, to tender their notes in the exchange offer and to consent to the proposed amendments to the indenture for the Existing Notes. The company has been advised that these holders own or otherwise control a majority in aggregate principal amount of the outstanding Existing Notes. The agreement will terminate in the event that Existing Notes are not exchanged in the offer prior to April 10, 2007.

The consummation of the Exchange Offer is subject to various terms and conditions, including the refinancing of the Company's existing senior credit facility and customary conditions for an exchange offer and consent solicitation. The Company will complete an early exchange for Existing Notes tendered prior to expiration of the Consent Solicitation as soon after the expiration of the Consent Solicitation as the previously announced refinancing of its senior credit facility occurs and the other conditions to the Exchange Offer are satisfied or waived.

The Exchange Offer will be made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. This press release is not an offer to exchange any Existing Notes for New Notes, a solicitation of an offer to exchange any Existing Notes for New Notes, a solicitation of consents with respect to the Existing Notes, an offer to sell any New Notes or the solicitation of an offer to buy any New Notes. Tenders of Existing Notes and delivery of related consents may only be made pursuant to the Company’s Offering Circular and Consent Solicitation Statement, dated March 16, 2007, and related Letter of Transmittal and Consent, which the Company has sent to holders of the Existing Notes. The Offering Circular and Consent Solicitation Statement, and related documents, sets forth the complete terms of the Exchange Offer and Consent Solicitation.

Forward Looking Statement

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the Company's ability to successfully implement manufacturing, distribution and other cost efficiencies, (5) the Company's ability to complete asset sales to reduce its outstanding debt and leverage, (6) the Company's ability to refinance its existing bank credit facility and successfully consummate the Exchange Offer and Consent Solicitation described in this press release, (7) the effects of the existing bank credit facility refinancing, Exchange Offer and Consent Solicitation in general and (8) various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K. Spectrum Brands can give no assurance as to future results, levels of activity or achievements, or that it will be able to complete the Exchange Offer and consent solicitation on the anticipated terms or at all.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The Company's stock trades on the New York Stock Exchange under the symbol SPC.

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Investor Contact:

Nancy O’Donnell

VP Investor Relations, Spectrum Brands

770-829-6208

Media Contact:

Sard Verbinnen & Co for Spectrum Brands

Jamie Tully or Victoria Hofstad

212-687-8080